Exhibit 99.1

SIRVA Announces Management Appointments

CHICAGO, Dec. 14 /PRNewswire-FirstCall/ — SIRVA, Inc. (Pink Sheets: SIRV - News), a global relocation services provider, today announced the appointments of Michael Wolfe to president, North American Moving Services, and Andrew Coolidge to vice president and general manager, International Moving Services, the role previously held by Wolfe.

As president of Moving Services North America, Wolfe will be responsible for SIRVA’s moving services operations within the United States and Canada. He will report to SIRVA President and Chief Executive Officer Robert W. Tieken. Coolidge, who assumes responsibility for leading the International Moving Services business, will report to Wolfe.

“It is with great pleasure that we announce the promotions of Mike and Drew, and we look forward to their continued contributions to our company and client growth,” said Tieken. “Both are accomplished professionals who will continue to bring strong leadership to SIRVA’s Moving Services division.”

Wolfe has been with SIRVA for seven years, during which time he has served in a number of key leadership roles, including vice president of finance, North American Moving Services and vice president of financial planning and analysis. Prior to joining SIRVA, he held various financial leadership positions at AGI, Vysis and Headstrom.

Previously vice president of operations for the International Moving Services business, Coolidge has been with SIRVA for four years. Prior to joining SIRVA, he held various leadership positions during his 11 years with Sears, Roebuck & Company.

About SIRVA, Inc.

SIRVA, Inc. is a leading provider of relocation solutions to a well- established and diverse customer base around the world. The Company handles all aspects of relocation, including home purchase and home sale services, household goods moving, mortgage services, and home closing and settlement services. SIRVA conducts more than 300,000 relocations per year, transferring corporate and government employees in addition to individual consumers. The Company operates in more than 40 countries with over 4,000 employees and an extensive network of agents and service providers. SIRVA’s well-recognized brands include Allied, Allied International, Allied Pickfords, Allied Special Products, DJK Residential, Global, northAmerican, northAmerican International, Pickfords, SIRVA Mortgage, SIRVA Relocation and SIRVA Settlement. More information about SIRVA can be found on the Company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting the Company will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including, without limitation, those described under the caption “Risk Factors” and other risks described in the Company’s 2006 Annual Report on Form 10-K and 2007 third quarter Quarterly Report on Form 10-Q. The Company does not intend, and is under no obligation, to update any particular forward-looking statement included in this release.